June 19, 2019	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS MAY 2019 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for May 2019. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Client assets under administration of $789.4 billion increased 5% over May 2018 and declined 3% compared to April 2019. Financial assets under management of $137.2 billion increased 1% over May 2018 and declined 3% compared to April 2019. The year-over-year growth of client assets was driven by equity market appreciation since May 2018 and the net addition of financial advisors in the Private Client Group. The decrease of client assets compared to April 2019 was primarily attributable to the decline in equity markets, with the S&P 500 index down 7% compared with the prior month.

“Clients’ domestic cash sweep balances declined 2% compared to the preceding month as clients continued allocating to other investments,” said Chairman and CEO Paul Reilly. “M&A revenues declined from the comparative periods but our pipeline remains robust.”

Record net loans at Raymond James Bank of $20.3 billion increased 10% over May 2018 and were essentially flat with April 2019.

In May, the firm repurchased nearly 302,000 shares for $25.2 million, an average price of approximately $83.50 per share. As of May 31, 2019, $433 million remained available under the Board’s most recent repurchase authorization.

“Our client-focused culture and award-winning technology platform continue to deliver consistently low regrettable attrition and drive strong recruiting momentum across all affiliation options,” said Reilly.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,900 financial advisors throughout the United States, Canada and overseas. Total client assets are $789 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation, regulatory developments, and general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Raymond James Financial, Inc. Selected Key Metrics (Unaudited)

$ in billions	As of			% change from
	May 31, 2019	May 31, 2018	April 30, 2019	May 31, 2018	April 30, 2019
Client assets under administration	$789.4	$753.0	$815.6	5%	(3)%
Private Client Group assets under administration	$753.0	$718.2	$779.2	5%	(3)%
Private Client Group assets in fee-based accounts	$377.3	$344.3	$389.6	10%	(3)%
Financial assets under management	$137.2	$135.2	$142.0	1%	(3)%

Raymond James Bank loans, net	$20.3	$18.4	$20.2	10%	—

Clients’ domestic cash sweep balances (1)	$38.7	$41.6	$39.5	(7)%	(2)%

(1)
Clients’ domestic cash sweep balances are deposited or invested in the Raymond James Bank Deposit Program, Client Interest Program and/or money markets as part of our sweep program, depending on the clients’ elections. In June, the money market fund sweep options will no longer be available, and the vast majority of the balances in the money market fund sweep options will be converted to the Raymond James Bank Deposit Program.